Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2010

January 25, 2011   //  10:00 am (CT)

RLI Participants

Jonathan E. Michael — President and CEO

Michael J. Stone — President and COO (RLI Insurance Company)

Joseph E. Dondanville — Sr. VP and CFO

John Robison — Treasurer, Chief Investment Officer

Conference Call Participants

Name	Affiliation

Matt Carletti	JMP Securities
Bijan Moazami	FBR Capital Markets
Dean Evans	Keefe, Bruyette & Woods
Meyer Shields	Stifel Nicolaus
Mike Grasher	Piper Jaffray
Ken Billingsley	BGB Securities
John Helfst	Schroder Investment Management

RLI CORP.

Moderator: John Robison

January 25, 2011

10:00 a.m.  CT

Operator:  Good morning and welcome ladies and gentleman to the RLI Corp. fourth quarter earnings teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including in the annual form 10-K, which should be reviewed carefully. The company has filed a form 8-K with the Securities and Exchange Commission that contains a press release announcing fourth quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consists of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods but may not be comparable to other companies’ definition of operating earnings. The form 8-K contains reconciliation between operating earnings and net earnings. The form 8-K and press release are available at the company’s Website at www.rlicorp.com.

At the request of the company, we will open the conference up for questions and answers following the presentation. I will now turn the conference over to RLI’s Treasurer and Chief Investment Officer, Mr. John Robison. Please go ahead, sir.

John Robison:  Thank you. Good morning to everyone. Welcome to the RLI Earnings Teleconference for the fourth quarter of 2010. Joining me for today’s call are Jon Michael, President and CEO of RLI Corp.; Joe Dondanville, Senior Vice President and Chief Financial Officer, and Mike Stone, President and Chief Operating Office of RLI Insurance Company.

The format for the call is as follows. I’ll give a brief review of the financial highlights and discuss the investment portfolio, Mike Stone will talk about the quarter’s operations, then we’ll open the call up to questions, and Jon Michael will finish up with some closing comments.

Our fourth quarter operating earnings were $1.66 per share, which on a per-share basis is a record for the fourth quarter. Included in this quarter’s earnings are $18.4 million in pretax favorable development and prior years’ loss reserves, which came from all our segments. For the full year our operating earnings were $5.29 per share, an increase of 13% versus last year. The combined ratio for the fourth quarter was 76.3 and 80.7 for the full year.

Gross written premiums were slightly higher year-over-year at $636 million. While the premiums in our General Liability book of business declined in 2010, we were able to offset this decline by new products initiatives like Crop and our geographical footprint expansions in Surety.

Comprehensive earnings were $31 million for the quarter and $146 million for the year. We had operating cash flows of $12 million for the quarter and $100 million for the year. During the quarter we announced and paid our first ever special dividend of $7.00 per share. This was in addition to our regular dividend of 29 cents per share.

Our successful results translated into more capital than we could effectively use in the current insurance environment. However, effectively managing capital also means having the ability to act on opportunities for future growth, like the acquisition of CBIC announced in the fourth quarter as well. We’re in the early stages of the acquisition and expect the transaction to close at the end of the first quarter. We are excited to welcome the associates of CBIC into RLI and believe the cultural fit will enable the combined organization to succeed and create shareholder value.

Turning to the investment portfolio, as of December 31, our overall allocation was 80% in fixed income, 18% in equities, and 2% in short-term investments. The total return on our investment portfolio for the fourth quarter was 0.2% and 7% for the full year. For the quarter our equity portfolio was up 9.2% and 13.9% for the full year. The bond portfolio had a negative return of 1.5% in the quarter and posted a 5.6% return for the full year. We had no OTTI charges for the quarter or the year. Investment income was basically flat year-over-year at $67 million and our tax-equivalent book yield on the portfolio is roughly 4.7% with the duration of 4.6. The overall bond portfolio quality is AA.

The U.S. Equity Market strengthened again in 2010 with solid returns in the fourth quarter. The fourth quarter rally was driven by stronger corporate earnings, improving economic data, optimism over the Fed’s QE2 program, and the passage of the tax cut extension. As we enter 2011 we are more confident on the recovery than we were a year ago and are slowly moving our equity allocation to our long-term target of 20%. We are maintaining a diversified, high-quality, dividend-oriented equity portfolio as we navigate through the year. We anticipate that 2011 will have volatility, but believe that equities over the long term are good investments to enhance shareholder value through diversification and book value growth.

What the equity markets considered bullish, the bond market viewed as bearish. During the fourth quarter, intermediate and long-term interest rates increased as the bond market weighed the impact of rising federal debt levels and the potential for inflation down the road as the economy strengthened. Our portfolio remains positioned more defensively as we believe interest rates will continue to move higher. During the year we sold municipal securities at levels higher than what we are currently seeing in the marketplace today. While munis look attractive on a relative basis, we are cautiously reviewing opportunities and believe there may be a potential problem still yet to surface.

While we anticipate interest rates moving higher over the next 18 months, we remain asset liability matched and will continue to consider defensive measures such as shorter durations, coupons that step up over time, and floating rate instruments to name a few. As always, our primary objective is preservation of capital to support insurance operations. During the quarter, we received a $7.9 million dividend from Maui Jim. While Maui Jim does not have a formal dividend policy and future dividends cannot be effectively planned for, we continue to be very pleased with their performance.

Turning to capital management, no shares were repurchased during the fourth quarter as we opted to pay a special dividend of $7.00 to our shareholders. We have roughly $94 million remaining on our share repurchase authorization. As always, our priority is to find opportunities to enhance shareholder value. When we cannot use the excess capital, we return it to shareholders.

For the operations highlights, I will now turn the call over to Mike Stone. Mike.

Mike Stone:  Thanks, John. Good morning everybody. Another excellent underwriting quarter and year in a very difficult economy and a soft insurance marketplace, overall a combined ratio of 76 in the quarter and 80 for the year is excellent by any standard.

This is our casualty business — rates off on casualty products some 5%, but we posted a combined ratio of 74 for the quarter, 83 for the year. In our General Liability, our primary liability product, our biggest product over the last six or seven years, was off some 15% gross written premium in the quarter and 15% year-to-date. So our General Liability gross written premium is off some 50% from its zenith in 2005. We’ve worked hard to fill in that gap, and I’ll talk a little bit about that as we go on.

I want to switch to our Executive Products, that market is for some reason getting softer. And we saw renewed softening in the fourth quarter in that space. There’s more markets, more competition, and we’re being very careful as we underwrite in that space.

Also Transportation, which I view as the industry’s canary, still off, no signs of that moving up in the fourth quarter as rates are off some 3% in our Transportation and our premium’s off some 10% for the year. So we’re letting business go. We believe that the rates there are even softer than what we’re seeing. We’re willing to let business go that we believe holds little opportunity for profit.

On a more positive note, our new endeavors are beginning to provide significant impact. Our Design Professionals has provided some $14 million worth of gross written premium as we build out that product. And late in the year we initiated a package policy in that space and are now writing in some five states as we continue to grow this product.

In addition, our Environmental and our REIT liability have contributed about $4 million in gross written premium in the casualty space. In Property, gross written premium up 13% for the year, combined ratio of 77 for the quarter, 81 for the year.

E&S, our excess and surplus lines property, had a very good year, helped by a benign CAT environment. Rates are off about 5% and gross written premium down about 5%.

In Marine, gross written premiums off about 8% as we continue to re-underwrite this book and we’re starting to see some favorable trends, but way too early to declare victory. We’ll continue to manage this book carefully and conservatively as we drive towards underwriting profitability.

New endeavors, Crop provided some $27 million worth of premium for the year, and our Facultative Re provided some 15% [sic] ($15 million) of gross written premium for the year.

Surety, gross written premium flat for the quarter, up about 1% for the year, but we are seeing growth in our contract book, some 13% for the year as we build out our geographic footprint in ‘09, and we started seeing the benefit of that this year. We’re watching this business very carefully as we know that in weak economies you can see loss trends move up. We haven’t seen that yet, but we’re watching this very carefully and watching our underwriters and our claim environment there.

Our account based Commercial Surety is up 17% for the year as we see more opportunities through our geographic expansion and that business is helped by our A+ rating from AM Best. We also saw or are going to see with the acquisition of CBIC continued growth in the Surety space and the addition of CBIC will make us a Top 10 surety in the U.S.

Two final points, new products contributed some $75 million worth of gross written premium for the year and continued to aid our top line as the year progressed. Our mix between Property, Casualty, and Surety is now 50% Casualty, 35% Property, and 15% Surety. A few years back, about 2005, Casualty represented some 70% of our business. We moved towards products areas where the market allows us to make an underwriting profit. Certainly, we’d like to get back to 70% casualty at some point in time if the market hardens the way it did back in the early 2000.

Our results are a testament to our field underwriters who produce business everyday with an eye towards future results and profitability. I congratulate them for this quarter and for the year. With that, I’ll turn it back to John.

John Robison:  Thank you, Mike, for the update. We’d now like to open the call up for questions.

Operator:  Thank you, sir. The question and answer session will be conducted electronically. If you would like to ask a question, simply press the star key followed by the digit 1 on your touch-tone telephone. If you wish to withdrawal your question, please press star 2.  Your question will be taken in the order that it is received. Please stand by for your first question.

Our first question comes from Mark [sic] Carletti with JMP.

Matt Carletti:  Hey, guys, good morning. My question’s on the casualty accident year loss ratio, I’m just wondering if you’d give a little bit more color. If I’m doing the math right, it looks like it went, you know, on a kind of year to date basis. You raised it a couple points for the year last quarter and then brought it down by a point this quarter. Could you just give a little color on, you know, what you saw, what either transpired or didn’t transpire that led you to bring it back down a little bit?

Joe Dondanville:  Yes. Matt, this is Joe Dondanville. That blip in the third quarter and a little bit of improvement came from the habitational book in our GL where we reacted in the third quarter and we’re seeing some changes in the underwriting that has taken place, moderated a little bit.

Matt Carletti:  Okay. And then maybe taking that forward thinking about where we should think about setting a pick for 2011, is kind of where the year closed out a decent starting point or do you expect to see a tick up given that, you know, pricing is still down and you’re trying to anticipate the, you know, the forward year and what might transpire?

Joe Dondanville:  Matt, I wish I could give you some specific guidance, but I can’t. We’re cautiously optimistic that things will improve in that particular segment. But I’m not - we’re not anticipating anything significant at this point.

Matt Carletti:  Okay. Great. Thanks a lot.

Operator:  Our next question comes from Bijan Moazami with FBR Capital Markets.

Bijan Moazami:  Good morning, everyone. I have actually a number of questions. First of all, could you guys talk about the CBIC acquisition and give us a little bit of guidance in terms of what we should be expecting in terms of top line? And why this company, why an acquisition in the surety line?

Mike Stone:  Bijan, it’s Mike Stone. I think we’ve talked about trying to bulk up, scale up our surety business if an opportunity came along. We’ve had communication with CBIC over the, I don’t know, past five years or so culminating in this deal.

We believe surety is a great third leg to our stool. It’s a bit countercyclical to the property casualty. It’s typically more steady if you know what you’re doing and underwrite it correctly. We think we got the right recipe in that space now. We’ve been through some bumps. We think we’ve learned our lessons. And we’ve got great leadership, and. this will help a Western expansion. They’ve got a significant footprint in miscellaneous surety, which we believe is a great business. And they also provide us entrée with a package policy into the contracting marketplace, something that we’ve looked at for some time. And this gives us quite a boost into that space.

So we think all in all it’s a great underwriting company. It’s not something we have to go and fix. They’ve actually outperformed RLI, I believe, from a combined ratio standpoint of a long period of time. And we just think it’s a great opportunity for us as we try to build out our surety and provide a package policy in the marketplace.

Bijan Moazami:  Okay. In terms of reserve releases, could you point what accident year and what specific products those reserve releases are coming from? And how’s the 2008 and 2009 accident year shaping up as compared to ‘05 to ‘07 period?

Joe Dondanville:  Bijan, it’s Joe Dondanville, 2009 is kind of holding its own. We have not made any significant changes there. The releases are coming from 2008 and prior, all the way back to

2000, and we had some assumed reinsurance prior to 2000 in that later years that developed favorably. The lines include PUP, GL, transportation, and our executive products group.

Bijan Moazami:  Okay. Have you guys seen any increase in litigation costs especially bump up law suits on the D&O side?

Mike Stone:  I’m sorry, Bijan, did you say bump up law suits in the EPG?

Bijan Moazami:  In the D&O and also generally an increase in litigation costs?

Mike Stone:  Yes. We’ve seen a bit of increase in litigation costs, and I think the industry is starting to remark on that. We write a significant amount of side A where there’s not a lot of litigation and not a lot of losses. So our experience is a little thin, but we are seeing a little bit of that.

Bijan Moazami:  And generally, the overall liability environment, is frequency in severity holding or is it deteriorating?

Mike Stone:  I’d say it’s holding. We haven’t seen anything that causes us an alarm on either the frequency or severity side.

Bijan Moazami:  Great. Thank you.

Operator:  Before we take our next question, I’d like to give the audience another reminder that it’s star 1 if you would like to ask a question. Our next question comes from Dean Evans with KBW.

Dean Evans:  Yes. Thanks. I guess I was first wondering if we could touch a bit on capital management. Obviously, with the $7 special dividend in the quarter you did take some significant steps to address it.

I guess I was just wondering if we could get a feel for going forward really what your thoughts are on the subject. How do you think about share repurchases given where the current valuation of the stock’s trading at? I know John mentioned you had about $94 million remaining, maybe if you have any color on how you think you’d be using that authorization?

Jon Michael:  We’ve said in the past that our preference is to use the capital. If we can’t use it, we’ll give it back. On the share repurchase program, on the margins we may be more or less aggressive depending on where the stock is valued. We don’t really see it that way. We think if we are over-capitalized and can’t use the capital we should give it back. So that would be our first inclination there. As to special dividends, that’s what they are. It was a one-time special dividend, and I can’t predict that we’ll do that again.

Dean Evans:  Okay. I guess my second question kind of in a totally different arena, but to touch back on the CBIC deal, can you sort of explain where that’s going to be included in your segmentation and kind of how - you sort of mentioned briefly that they had as good of results as

RLI going forward - but I guess within the segment, how do their loss ratios and expense ratios compare to what’s already there so we can think about modeling going forward?

Joe Dondanville:  Yes, Dean, it’s Joe Dondanville. The business is going to be split between the surety segment and their surety products will be included in ours. And where they write the commercial package business will be included in our casualty lines. And as I think we mentioned before we’re not in a position where we’re going to be telling you exactly what we think the results are going to be. But certainly we think that it’s an attractive acquisition.

Dean Evans:  So it would be fair, I guess, for us to assume roughly in line with our realized profitability when we model out?

Joe Dondanville:  I don’t think that if it’s going to deviate significantly versus our results.

Dean Evans:  Okay. And one last quick one if I could, can you give reserve development numbers by segment? I’m not sure if I missed that or not.

Joe Dondanville:  Yes. I’ve got those. For the quarter it’s $23 million in total, about $3 million in property, which is favorable which is marine driven, $1.8 million in surety, and $18 million in casualty. And for the year it’s about $77 million of which $5.5 million is property, $12 million is surety, and $60 million is casualty.

Dean Evans:  Thank you.

Jon Michael:  Dean, this is Jon Michael. Hey, while we can’t give you forward-looking advice on CBIC’s results, remember what Mike said, their results were better than or equal to RLI’s over a long period of time.

Dean Evans:  Okay. That helps. Appreciate it.

Operator:  Our next question comes from Meyer Shields with Stifel Nicolaus.

Meyer Shields:  Thanks. Morning everyone. Are CBIC’s fourth quarter results available? Is that something you can share with us?

Joe Dondanville:  No. Their statutory filings will be completed by first of March.

Meyer Shields:  Okay. And when we look at the new business that’s helping offset the declines and rates in the casualty segment, is the fundamental possibility expectation the same for the legacy business in the new initiative?

Mike Stone:  I’m not sure I understand, Meyer, exactly what - is the - do we expect the results to the same?

Meyer Shields:  Yes. In other words is there a ramp up time or penalty?

Mike Stone:  Yes. I actually think that certainly as we ramp up our design professionals we’re going to be conservative as we look at that as we book that. We think the results there in that space have been good. We think our actual results have been pretty good, but it’s awful early as we build that business. So I think over time we’ll probably be able to look at the professional liability a little different than we look at the rest of the casualty. It’ll have its own trend, its own cycle if you will, and that’s kind of one of the things that attracted us to that space. It’ll be a little bit different than our E&S business if you will.

Meyer Shields:  Okay. Great. Thank you very much.

Operator:  Our next question comes from Michael Grasher with Piper Jaffray.

Mike Grasher:  Thank you. Congratulations on a great quarter. The question I had I guess was just more or less around Maui Jim in terms of the total dividend payouts relative to your initial investment in the company if you could share a little bit more light on that.

Joe Dondanville:  Mike, it’s Joe Dondanville. We don’t have those cumulative dividend numbers, but we are cash ahead in the amount that our basis was at the time of the merger in 1996. We received more dividends over that period of time than what our original basis was.

Mike Grasher:  Okay. Is it something we could get offline or...

Jon Michael:  Mike, it’s Jon Michael. It’s probably double our original investment — well, it’s a little bit more than our original investment, that’s for sure.

Joe Dondanville:  I think the number is about $18 million. That you could pull off old annual reports when they paid, and I don’t have the number in hand what our original investment is. But I thought it was about $9 million.

Jon Michael:  No, I think it was about 15.

Joe Dondanville:  Fifteen.

Jon Michael:  And I think our dividends are probably 30 or more.

Mike Grasher:  Okay. I’m just looking for an annualized yield off of that investment if that’s possible to get to.

Joe Dondanville:  I think we look at it more in a total equity and earnings standpoint, not just from a cash flow. And that they’ve made significant contributions to our overall results.

Mike Grasher:  Okay. Fair enough. Thanks very much.

Operator:  And as a reminder, ladies and gentleman, if you would like to ask a question, please press star 1. Our next question comes from Ken Billingsley with BGB Securities.

Ken Billingsley:  Good morning. Congratulations on the quarter. Just following up on a little bit of Meyer’s question from a few questions ago, excluding new endeavors the existing lines that you’re writing, have you seen any increased exposures with existing clients or is there any new customer generation coming out of that or is most of the growth coming from new endeavors?

Mike Stone:  Yes, most of the growth is coming from new endeavors. We’re actually shrinking I think. Our policy count is basically flat, but the - either the receipts, the payroll, whatever the exposure base is has shrunk over the last couple of years and a significant portion of our E&S business is contractors and the construction space is weak. So that business is shrinking, and we’re filling it in with new products.

Ken Billingsley:  And are you seeing the same trends with regarding rates that while they’re still down they are down less than before?

Mike Stone:  Yes, we think our casualty rate is down about 5%, probably again as I said last quarter, I think we’re bumping along the bottom. But it doesn’t seem to improve. We might get a month where there looks like there’s a little bit of improvement and then the next month it’s down. So we’re not seeing steep declines other than in D&O space. And the rest of it’s fairly, you know, zero to 5%.

Ken Billingsley:  And for - on a competition side are you seeing dramatic changes in the terms and conditions or what maybe competitors are willing to offer and that’s having the customers go somewhere else, or are you guys adjusting your terms and conditions to keep customers on board?

Mike Stone:  Well, I mean, we try to keep customers. But so on the edges, yes, we’re - our deductibles are moderate - more moderate than they were in the property side for example. On the casualty side, yes, we’ll alter some where we think on the edges that we still have an excellent opportunity for a profit, but the market’s not where it was.

Certainly to the extent that there’s more competition by the standard markets by the shear dents that they standard, their terms and conditions are broader than the surplus line space. So we certainly from that perspective see an expansion in the terms and conditions that we’re against and why we see shrinkage in that space. I mean the distribution that we rely on in this space doesn’t see a lot of that business today that they saw a year ago or two years ago because it’s just being written by the standard lines company, which like I said by the dent of being standard they have broader terms and conditions.

Ken Billingsley:  Sure. Last question is from a capital standpoint even opposed to the special dividend the underwriting leverage is still relatively low even compared to its peers. Where can you guys take that - where do you feel comfortable taking that in the existing market with rate they way they are? And then obviously if you start to have a hard market, where do you feel comfortable taking that?

Mike Stone:  Well, I mean I think - this is Mike Stone again. I think at the - just to talk about the latter part of your question I think at the height of the hard market in early 2000 we were about a little north of one-to-one and started getting pressure from the rating agencies when we got a little north of one-to-one. Certainly we would be comfortable there. And in, you know, we’re not going to get there overnight unless something happens, but as we manage our capital I think we’ve demonstrated that we’re not unmindful of where we are. And we’ll take reasonable steps along the way. And CBIC will use a little bit. We’re looking at other opportunities and hopefully as John said we’re able to put this capital to work. But, ultimately, we’d certainly like to get somewhere around one-to-one.

Ken Billingsley:  Very good. Well, again, congratulations on the quarter.

Joe Dondanville:  This is Joe Dondanville. I’d like to take a moment to clear up or have Jon Michael clear up Maui Jim.

Jon Michael:  Yes. I might be getting old, but I’m not so old that I don’t remember things. Our original investment in Maui Jim was $13 million. We have received $36 million in dividends to date from Maui Jim. And we currently carry that investment on our balance sheet at $43 million. So those are the numbers.

Operator:  We’ll take our next question - our next question comes from John Helfst with Schroeders.

John Helfst:  Hi. Thanks. When you’re investing in the equities, are you trying to match the yields with comparable bond yields or are you willing to take a little bit lower yield?

John Robison:  Yes. This is John Robison. We do have a tilt towards higher dividend stocks. We think it provides a little more stability in a volatile market. It provides us investment income. We have taken advantage of some securities that are out there that have dividend yields that are similar to their bond yields. We think that’s a good buying opportunity when we see pretty strong organizations that have that phenomenon going on. But, our overall equity portfolio does not match our bond portfolio’s yield, but it is higher than the S&P 500.

John Helfst:  Great. And how big can you envision making that in the future, the equity mix?

John Robison:  We typically - a long-term target for us is 20% of our invested assets. But we, you know, in a great market as things run up, that’ll rise. We’ll try to control the risk in relation to our enterprise risk that we’re taking on an underwriting side and a capital side to determine how high we want that to go, 25% maybe. But right now we’re targeting a 20% long-term allocation to equities.

John Helfst:  Thank you.

John Robison:  You’re very welcome.

Operator:  If there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thanks very much. And thanks for joining us this morning. For the market I think our summary is that it was a benign CAT year, good investment year, and that means higher capital basis for the industry overall, and a continued soft market. That’s offset by the reality that current accident years are at or approaching 100 combined, which means that companies will have to rely on their investment returns to make their ROEs, which we believe will not be good for the industry overall going forward.

As to RLI, we had a terrific quarter and full year. This does remain a challenging environment with significant competition and it’s a challenging economic environment for our insureds certainly. Mike pointed out payrolls and revenues are down for contractors, goods aren’t being moved as much, although we are seeing a bottoming of that in our books of business.

Many insurance companies claim to be underwriting companies. I think our track record of 15 straight years of underwriting profit is an indication that we truly are an underwriting company. Our results are a testament to the quality of our underwriters and our employee owners who’ve made the last 15 years a success. Shareholders have also been rewarded over the last 15 years. RLI stock has had an annualized total return of 14.4% that compares with an S&P 500 return of 6.8 over that period. I also want to point out that over the last 5 years we’ve returned over a half a billion dollars to our shareholders in the form of dividends and share repurchases.

Even with this we have more GAAP equity than we had at the beginning of the five-year period. As always, our priority is to find opportunities that enhance shareholder value. When we cannot use the excess capital, we’ll return it to the shareholders. At the end of the year we announced our acquisition of CBIC. We expect that deal to close around the end of the quarter. We remain financially strong and flexible to navigate through the next - through this challenging insurance environment while we invest to prepare for the next hard market. We don’t try to time those markets by predicting when things will turn. Sound underwriting is RLI.

Thanks again for joining us this morning, and we look forward to talking to you next quarter.

Operator:  Thank you. Ladies and gentleman, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112, with the ID number of 1028147.

This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E  N  D   # # # # # # # # # #